Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)
STATEMENTS OF OPERATIONS DATA BY SEGMENT

Three months ended March 31, 2020
(Dollars in millions)	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Mexico	Sempra Renewables	Sempra LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,269	$1,395	$—	$309	$—	$123	$(67)	$3,029
Cost of sales and other expenses	(679)	(872)	(1)	(137)	—	(87)	63	(1,713)
Depreciation and amortization	(201)	(159)	—	(47)	—	(2)	(3)	(412)
Other income (expense), net	31	30	—	(283)	—	—	(32)	(254)
Income (loss) before interest and tax(1)	420	394	(1)	(158)	—	34	(39)	650
Net interest (expense) income	(100)	(39)	—	(14)	—	6	(106)	(253)
Income tax (expense) benefit	(58)	(52)	—	307	—	(23)	33	207
Equity earnings (losses), net	—	—	106	200	—	57	(100)	263
(Earnings) losses attributable to noncontrolling interests	—	—	—	(144)	—	1	—	(143)
Preferred dividends	—	—	—	—	—	—	(36)	(36)
Earnings (losses) from continuing operations	$262	$303	$105	$191	$—	$75	$(248)	688
Earnings from discontinued operations								72
Earnings attributable to common shares								$760

Three months ended March 31, 2019
(Dollars in millions)	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Mexico	Sempra Renewables	Sempra LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,145	$1,361	$—	$383	$7	$141	$(139)	$2,898
Cost of sales and other expenses	(697)	(913)	—	(192)	(11)	(142)	98	(1,857)
Depreciation and amortization	(186)	(147)	—	(44)	—	(2)	(4)	(383)
Other income, net	22	16	—	19	—	—	25	82
Income (loss) before interest and tax(1)	284	317	—	166	(4)	(3)	(20)	740
Net interest (expense) income	(102)	(34)	—	(11)	7	10	(109)	(239)
Income tax (expense) benefit	(5)	(19)	—	(72)	10	(4)	48	(42)
Equity earnings, net	—	—	94	2	3	2	—	101
Earnings attributable to noncontrolling interests	(1)	—	—	(28)	(3)	—	—	(32)
Preferred dividends	—	—	—	—	—	—	(36)	(36)
Earnings (losses) from continuing operations	$176	$264	$94	$57	$13	$5	$(117)	492
Losses from discontinued operations								(51)
Earnings attributable to common shares								$441

(1)
Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.